Exhibit 99.2

Consolidated Financial Statements

Years Ended December 31, 2024, and 2023

TABLE OF CONTENTS

TC BANCSHARES, INC AND SUBSIDIARY

Independent Auditor’s Report	F-3
Consolidated Balance Sheets as of December 31, 2024, and 2023	F-5
Consolidated Statements of Income for the Years ended December 31, 2024, and 2023	F-6
Consolidated Statements of Comprehensive Income for the Years ended December 31, 2024, and 2023	F-7
Consolidated Statements of Stockholders’ Equity for the Years ended December 31, 2024, and 2023	F-8
Consolidated Statements of Cash Flows for the Years ended December 31, 2024, and 2023	F-9
Notes to Consolidated Financial Statements	F-10
Board of Directors	F-44
General Corporate Information	F-45

Independent Auditor’s Report

To the Stockholders and Board of Directors

TC Bancshares, Inc. and Subsidiary

Thomasville, Georgia

Opinion

We have audited the consolidated financial statements (the “financial statements”) of TC Bancshares, Inc. and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2024, and 2023, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the financial position of TC Bancshares, Inc. and Subsidiary as of December 31, 2024, and 2023, and the results of its operations for the years then ended in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of TC Bancshares, Inc. and Subsidiary and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about TC Bancshares, Inc. and Subsidiary’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditor’s Responsibility for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of TC Bancshares, Inc. and Subsidiary’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about TC Bancshares, Inc. and Subsidiary’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Wipfli LLP

Atlanta, Georgia

March 12, 2025

TC BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2024, AND 2023

	December 31, 2024	December 31, 2023
ASSETS
Cash and due from banks	$14,232,080	$25,039,214
Investment securities available-for-sale (amortized cost of $75,941,868 and $46,807,212; $0 allowance for credit losses)	71,990,817	42,964,495
Other investments	1,689,600	1,629,150
Mortgage loans held for sale	—	289,111
Loans	409,960,399	376,899,968
Allowance for credit losses	(5,151,886)	(4,836,878)
Net loans	404,808,513	372,063,090
Premises and equipment, net	4,429,116	4,782,760
Right-of-use asset	1,743,278	1,944,885
Bank owned life insurance	12,056,359	11,729,019
Accrued interest receivable and other assets	5,097,304	6,141,545
Total Assets	$516,047,067	$466,583,269
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand	$50,831,921	$41,571,035
Interest-bearing demand	51,281,802	52,721,981
Savings and money markets	190,271,627	164,622,926
Certificates of deposit	135,712,998	110,952,852
Total deposits	428,098,348	369,868,794
Federal Home Loan Bank advances	5,000,000	11,000,000
Lease liability	1,917,090	2,102,426
Accrued interest payable and other liabilities	3,705,789	3,977,628
Total liabilities	438,721,227	386,948,848
Stockholders’ Equity:
Common stock, $.01 par value, 20,000,000 shares authorized as of
December 31, 2024 and 2023; 4,179,481 shares and 4,461,667 shares issued and outstanding as of December 31, 2024 and 2023, respectively	41,795	44,617
Additional paid in capital	41,155,580	43,181,994
Retained earnings	41,840,660	42,863,945
Accumulated other comprehensive loss	(2,577,251)	(3,125,257)
Unearned ESOP 313,494 shares and 333,088 shares unallocated at December 31, 2024 and 2023, respectively	(3,134,944)	(3,330,878)
Total stockholders’ equity	77,325,840	79,634,421
Total Liabilities and Stockholders’ Equity	$516,047,067	$466,583,269

The accompanying notes are an integral part of these consolidated financial statements.

TC BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2024, AND 2023

	Year Ended December 31,
	2024	2023
Interest and Dividend Income:
Interest and fees on loans	$22,578,279	$18,129,865
Interest and dividends on taxable investment securities	2,470,600	1,585,248
Interest on deposits with other banks and federal fund sold	1,230,161	1,101,382
Total interest and dividend income	26,279,040	20,816,495
Interest Expense:
Interest on deposits	11,115,026	6,619,095
Interest on borrowings	592,216	272,769
Total interest expense	11,707,242	6,891,864
Net interest income	14,571,798	13,924,631
(Reduction of) Provision for Credit Losses	(56,000)	175,000
Net interest income after provision for credit losses	14,627,798	13,749,631
Other Income:
Service charges on deposits accounts	438,043	547,766
Gain on sale of loans	163,732	245,362
Gain on sale of fixed assets	34	12,086
Bank owned life insurance income	327,341	286,366
Other	32,759	64,163
Total other income	961,909	1,155,743
Other Expense:
Salaries and employee benefits	8,521,202	8,526,759
Occupancy and equipment	1,426,360	1,294,952
Other real estate owned, net of operations, loss on sales and write-downs	—	37,844
Other	4,861,475	4,671,764
Total other expense	14,809,037	14,531,319
Income Before Income Taxes	780,670	374,055
Income Tax Expense	185,919	108,230
Net Income	$594,751	$265,825
Earnings per share:
Basic	$0.14	$0.06
Diluted	$0.14	$0.06
Weighted Average Shares Outstanding:
Basic	4,234,675	4,783,618
Diluted	4,253,313	4,796,488

The accompanying notes are an integral part of these consolidated financial statements.

TC BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2024, AND 2023

	Year Ended December 31,
	2024	2023
Net Income	$594,751	$265,825
Other Comprehensive Income,
Net of Income Taxes:
Unrealized (losses) gains on securities available-for-sale:
Holding (losses) gains arising during the period, net of taxes of ($27,538) and $214,747, respectively	(80,794)	680,379
Change in post-retirement benefit obligations, net of taxes of $211,281 and $167,802, respectively	628,800	499,403
Total other comprehensive income	548,006	1,179,782
Comprehensive Income	$1,142,757	$1,445,607

The accompanying notes are an integral part of these consolidated financial statements.

TC BANCSHARES, INC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2024, AND 2023

				Accumulated
		Additional		Other		Unearned
	Common	Paid	Retained	Comprehensive	Treasury	ESOP
	Stock	in Capital	Earnings	Loss	Stock	Shares	Total
Balance, January 1,2023	$50,494	$48,267,762	$45,574,190	$(4,305,039)	$(1,085,265)	$(3,526,812)	$84,975,330
Net income	—	—	265,825	—	—	—	265,825
Other comprehensive income, net of tax	—	—	—	1,179,782	—	—	1,179,782
Restricted stock award			—	—	—	—	—
Amortization of unearned compensation associated with restricted stock	—	484,944	—	—	—	—	484,944
Stock based compensation	—	225,810	—	—	—	—	225,810
Repurchase of stock for tax obligation on restricted shares	(62)	(61,688)	(24,643)	—	—	—	(86,393)
Release of ESOP shares	—	74,651	—	—	—	195,934	270,585
Dividends	—	—	(463,076)	—	—	—	(463,076)
Repurchase of common stock				—	(6,062,999)		(6,062,999)
Retirement of common stock	(5,815)	(5,809,485)	(2,488,351)	—	7,148,264	—	(1,155,387)
Balance, December 31, 2023	$44,617	$43,181,994	$42,863,945	$(3,125,257)	—	$(3,330,878)	$79,634,421
Net income	—	—	594,751	—	—	—	594,751
Other comprehensive income, net of tax	—	—	—	548,006	—	—	548,006
Restricted stock award	160	(160)	—	—	—	—	—
Amortization of unearned compensation associated with restricted stock	—	497,270	—	—	—	—	497,270
Stock based compensation	—	319,376	—	—	—	—	319,376
Repurchase of stock for tax obligation on restricted shares .	(65)	(65,604)	(44,992)	—	—	—	(110,661)
Release of ESOP shares	—	135,978	—	—	—	195,934	331,912
Dividends	—	—	(418,276)	—	—	—	(418,276)
Repurchase of common stock				—	(4,070,958)		(4,070,958)
Retirement of common stock	(2,917)	(2,913,274)	(1,154,768)	—	4,070,958	—	(1)
Balance, December 31, 2024	$41,795	$41,155,580	$41,840,660	$(2,577,251)	—	$(3,134,944)	$77,325,840

The accompanying notes are an integral part of these consolidated financial statements.

TC BANCSHARES, INC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2024, AND 2023

	Year Ended December 31,
	2024	2023
Cash Flows from Operating Activities
Net income	$594,751	$265,825
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	504,169	686,348
Lease expense	201,607	157,541
Deferred income tax expense	183,415	113,086
Provision for credit losses	(56,000)	175,000
Net loss on sale of other real estate owned	—	30,848
(Gain) on sale of premises and equipment	(34)	(12,086)
Stock based compensation	816,646	710,754
ESOP expense	331,912	270,585
Increase in cash surrender value of bank owned life insurance	(327,341)	(286,366)
Write-down of other real estate owned	—	—
Gain on mortgage loans sold, net	(163,732)	(245,362)
Proceeds from the sale of mortgage loans held for sale	11,278,389	14,640,905
Originations of mortgage loans held for sale	(10,825,546)	(12,599,555)
Change in:
Accrued interest receivable and other assets	913,556	(140,985)
Accrued interest payable and other liabilities	146,437	265,592
Net cash provided by operating activities	3,598,229	4,032,130
Cash Flows from Investing Activities
Net change in interest-bearing deposits in other banks	—	1,739,000
Purchase of investment securities available-for-sale	(35,429,038)	(962,344)
Proceeds from calls, paydowns and maturities of investment securities available-for-sale	6,324,622	1,771,566
Purchase of other investments	(1,319,250)	(719,150)
Proceeds from sales of other investment	1,258,800	467,500
Net change in loans	(32,689,425)	(38,354,219)
Proceeds from sales of other real estate owned	—	652,952
Proceeds from sales of premises and equipment	1,500	18,500
Purchase of premises and equipment	(182,230)	(2,125,279)
Net cash used in investing activities	(62,035,021)	(37,511,474)
Cash Flows from Financing Activities
Net change in deposits	58,229,554	40,740,541
Proceeds from Federal Home Loan Bank advances	34,000,000	14,500,000
Repayments of Federal Home Loan Bank advances	(40,000,000)	(14,500,000)
Dividends	(418,276)	(463,076)
Repurchase and retirement of common stock	(4,070,959)	(7,218,386)
Repurchase of stock for tax obligation on restricted shares	(110,661)	(86,393)
Net cash provided by financing activities	47,629,658	32,972,686
Net Change in Cash and Cash Equivalents	(10,807,134)	(506,658)
Cash and Cash Equivalents, Beginning of Year	25,039,214	25,545,872
Cash and Cash Equivalents, End of Year	$14,232,080	$25,039,214
Supplement Disclosures of Cash Flow Information:
Cash paid during the period for interest	$11,760,155	$6,454,199
Non-Cash Investing and Financing Activities:
Change in unrealized losses on securities-for-sale, net of tax	$(80,794)	$680,379
Change in defined benefit pension obligations, net of tax	$628,800	$499,403

The accompanying notes are an integral part of these consolidated financial statements.

TC BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND OPERATIONS

TC Bancshares, Inc.

TC Bancshares, Inc. (the “Company”) is a holding company incorporated under the laws of the State of Georgia on March 5, 2021, to serve as the holding company for TC Federal Bank (the “Bank”). The Company owns 100% of the outstanding stock of the Bank. The Bank is a covered savings association headquartered in Thomasville, Georgia that opened in 1934.

The Company was formed as part of the bank holding company reorganization of the Bank, which was completed on July 20, 2021. In connection with the reorganization, the Company sold 4,898,350 shares of its common stock at a price of $10.00 per share to the depositors of the Bank for net proceeds of approximately $49.0 million. On July 21, 2021, the Company’s common stock commenced trading on the NASDAQ Stock Market under the symbol “TCBC”. On August 2, 2024, the Company delisted from the NASDAQ Stock Market and began trading its shares on the OTC Markets Group, Inc. (OTCQX).

In this report, unless the context indicates otherwise, all references to “we,” “us” and “our” refer to the Company and the Bank, except if the discussions relate to a period before July 20, 2021, these terms refer solely to the Bank.

TC Federal Bank

The Bank was organized in 1934 as Thomas County Federal Savings & Loan Association and chartered by the Federal Home Loan Bank Board as a mutual savings and loan association owned 100% by its depositors. Effective January 1, 2018, the Bank amended its corporate name to TC Federal Bank. Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations in one-to-four family residential real estate loans, commercial real estate and multi-family loans, acquisition, development and land loans, commercial and industrial loans, home equity loans and lines of credit and consumer loans. In recent years, we have increased our focus, consistent with what we believe to be conservative underwriting standards, originating higher yielding commercial real estate and commercial and industrial loans.

We conduct our business from our main office in Thomasville, Georgia, as well as additional branch banking locations in Tallahassee and Jacksonville, Florida and in Savannah, Georgia. We also operate two Loan Production Offices (LPOs), one in Tallahassee and a second in Jacksonville, Florida. We provide a variety of financial services to individual and commercial customers in the markets we serve.

Our results of our operations are largely dependent on net interest income, which is the difference between the interest earned on loans and securities and interest paid on deposits and borrowings. We generate non-interest income largely from our customer service fees and the sale of residential mortgages into the secondary market. Our results of operations are also impacted by our level of operating expenses, the provision for credit losses, the impact of federal and state income taxes, the relative levels of interest rates and local and national economic activity. As of December 31, 2024, we had total consolidated assets of $516.0 million, loans, net of the allowance for credit losses and deferred fees, of $404.8 million, total deposits of $428.1 million and stockholders’ equity of $77.3 million.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations:

The Bank currently conducts business out of its four branch banking locations as well as its two LPOs. The Bank’s primary lending products consist of single-family residential mortgage loans and commercial and multi-family real estate loans. Its deposit products are the primary source of funding. The Bank is regulated by the Office of the Comptroller of the Currency (“OCC”) and its deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”). The Bank undergoes periodic examinations by the OCC. The Company is subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

Basis of Presentation:

The accounting and financial reporting policies of the Company conform, in all material respects to accounting principles generally accepted in the United States of America (“GAAP”) and with general practices within the banking industry. The consolidated financial statements have been prepared in accordance with GAAP and include the accounts and transactions of the Company and its wholly owned subsidiary, the Bank. All significant intercompany balances and transactions have been eliminated in the consolidation process. In preparing financial statements management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for credit losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the valuation of the post-retirement obligation, and valuation allowance associated with the realization of deferred tax assets, which are based on future taxable income.

Cash and Cash Equivalents:

For purposes of reporting cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which mature within 90 days. Effective March 26, 2020, the Federal Reserve eliminated reserve requirements for depository institutions. These reserve requirements are subject to annual adjustment by the Federal Reserve.

Investment Securities:

The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold the security until maturity. All other securities, not included in trading or held-to-maturity, are classified as available-for-sale. As of December 31, 2024, and 2023, all of the Company’s securities were classified as available-for-sale.

Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization of premiums and accretion of discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from income and are reported as a separate component of accumulated other comprehensive income in stockholders’ equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

The Company evaluates individual available-for-sale securities in an unrealized loss position by first determining whether the decline in fair value below the amortized cost basis of the security has resulted from a credit loss or other factors. A credit loss exists when the present value of cash flows expected to be collected from the security is less than the amortized cost basis of the security. In determining whether a credit loss exists, the Company considers the extent to which the fair value is less than the amortized cost basis, adverse conditions related to the security, the industry, or geographic areas, the payment structure of the debt security, failure of the issuer to make scheduled payments, and any changes to the rating of the security. Impairment related to credit losses is recognized through an allowance for credit losses up to the amount that the fair value is less than the amortized cost basis. Changes to the allowance are recognized through earnings as a provision for (or a recovery of) credit losses. Impairment related to other factors is recognized in other comprehensive income.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available-for-sale are included in income and are derived using the specific identification method for determining the cost of securities sold.

Other Investments:

Other investments are carried at cost and consist of Federal Reserve Bank and Federal Home Loan Bank of Atlanta (“FHLB”) stock, which are held in accordance with certain lender and/or member requirements and are stated at cost, which approximates fair value. The Bank is required to hold the FHLB stock as a member of the FHLB, and transfer of the stock is substantially restricted. The stock is pledged as collateral for outstanding FHLB advances. In addition, the Company has an investment in a Small Business Administration (SBA) fund, which is held on its books at cost.

Loans, Loan Fees and Interest Income on Loans:

Loans are stated at the principal amount outstanding, net of the allowance for credit losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower’s financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied to principal. Interest income on certain, well collateralized nonaccrual loans, may be recognized using the cash-basis method of accounting.

Loan fees, net of certain origination costs, are deferred and amortized over the lives of the respective loans.

Allowance for Credit Losses:

The allowance for credit losses (“ACL”) is evaluated on a regular basis and established through charges to earnings in the form of a provision for credit losses. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

a.	Portfolio Segmentation (“Collectively Evaluated Loans”)

Portfolio segmentation is defined as the pooling of loans based upon similar risk characteristics such that quantitative methodologies and qualitative adjustment factors for estimating the ACL are constructed for each segment. The Company has identified seven portfolio segments of loans including; real  estate — residential, real estate — home equity, real estate — multi-family, real estate — commercial, real estate — construction and land development, consumer loans and commercial and industrial loans.

The ACL for Collectively Evaluated Loans estimate is based upon periodic review of the collectability of the loans quantitatively correlating historical loss experience with reasonable and supportable forecasts using forward looking information. Adjustments to the quantitative evaluation may be made for differences in current or expected qualitative risk characteristics. The Company has determined the nine “universal” qualitative adjustments categories prescribed by the 2006 Interagency Policy Statement are appropriate given our markets and pool of loans. These criteria are evaluated quarterly to ensure additional criteria do not need to be added, nor do the ranges assigned to each category need to be changed. The nine factors are as follows:

1.     Changes in lending policies and procedures, including changes in underwriting standards and collection, charge-off, and recovery practices not considered elsewhere in estimating credit losses.

2.     Changes in international, national, regional, and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments.

3.     Changes in the nature and volume of the portfolio and in the terms of loans.

4.     Changes in the experience, ability, and depth of lending management and other relevant staff.

5.     Changes in the volume and severity of past-due loans, the volume of non-accrual loans, and the volume and severity of adversely classified or graded loans.

6.     Changes in the quality of the institution’s loan review system.

7.     Changes in the value of underlying collateral for collateral-dependent loans.

8.     The existence and effect of any concentrations of credit, and changes in the level of such concentrations.

9.     The effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the institution’s existing portfolio.

b.	Individually Evaluated Loans

The Company establishes a specific reserve for individually evaluated loans which do not share similar risk characteristics with the loans included in the collectively evaluated loan pools. These individually evaluated loans are removed from the pooling approach discussed above for the collectively evaluated loan pools, and may include nonaccrual loans, loan modifications to borrowers with financial difficulty, and other loans deemed appropriate by management.

c.	Available-for-Sale (“AFS”) Debt Securities

For AFS securities in an unrealized loss position, management first assesses whether (i) the Company intends to sell, or (ii) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. If either case is affirmative, any previously recognized allowances are charged-off and the security’s amortized cost is written down to fair value through income. If neither case is affirmative, the security is evaluated to determine whether the decline in fair value has resulted from credit losses or other factors. In making this assessment management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and any adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an ACL is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income. If there were any adjustments to the allowance, they would be reported in the Company’s income statement as a component of credit loss expense. AFS securities are charged-off against the allowance or, in the absence of any allowance, written down through income when deemed uncollectible by management or when either of the aforementioned criteria regarding intent or requirement to sell is met.

d.	Accrued Interest Receivable

Upon adoption of ASU 2016-13 and its related amendments on January 1, 2023, the Company made the following elections regarding accrued interest receivable:

•	Presenting accrued interest receivable balances within another line item on the consolidated balance sheets labeled “accrued interest receivable and other assets”.

•	Excluding accrued interest receivable that is included in the amortized cost of financing receivables and debt securities from related disclosure requirements.

•	Continuing the Company’s policy to write off accrued interest receivable by reversing interest income. The write-off of accrued interest on loans typically occurs upon becoming 90 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. Historically, the Company has not experienced uncollectible accrued interest receivable on its investment securities. However, the Company would generally write off accrued interest receivables by reversing interest income if the Company does not reasonably expect to receive payments. Due to the timely manner in which accrued interest receivables are written off, the amounts of such write offs are immaterial.

e.	Reserve for Unfunded Commitments

The reserve for unfunded commitments (the “Unfunded Reserve”) represents the expected credit losses on off-balance sheet commitments such as unfunded commitments to extend credit and standby letters of credit. However, a liability is not recognized for commitments unconditionally cancellable by the Company. The same segmentation is utilized for off-balance sheet commitments as is applied to the funded loan portfolio. The Unfunded Reserve is recognized as a liability (accrued interest payable and other liabilities in the consolidated balance sheets), with adjustments to the reserve recognized as an expense in other expenses in the consolidated statements of income. The Unfunded Reserve is determined by estimating expected future fundings, under each segment, and applying to the expected loss rates. Expected future fundings are based on historical averages of funding rates (i.e., the likelihood of draws taken) for each loan segment. We then apply the loss rates that were derived on the funded loan portfolio, by loan segment, to calculate the Unfunded Reserve.

Mortgage Loans Held for Sale:

The Bank sells mortgage loans for an amount equal to the principal amount of loans with yields to investors based upon current market rates. Realized gains and losses related to loan sales are included in gains on sale of loans and are determined using the specific identification method. For financial reporting purposes, the Bank classifies a portion of its loans as “Mortgage loans held for sale”. Included in this category are loans which the Bank has the current intent to sell and loans which are available to be sold in the event the Bank determines that loans should be sold to support the Bank’s investment and liquidity objectives. Loans included in this category for which the Bank has the current intention to sell are recorded at the lower of the aggregate cost or fair value. As of December 31, 2024, and 2023, the Bank had zero and $289,000, respectively, in loans classified as “Mortgage loans held for sale.”

Premises and Equipment:

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related asset. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to income as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment is:

Building and improvements	3 – 40 years
Furniture, automobiles and equipment	3 – 10 years

Leases:

ASC 842, “Leases” (“ASC 842”) requires a lessee to recognize a right-of-use asset and a lease liability for all leases with a term greater than 12 months on its consolidated balance sheet regardless of whether the lease is classified as financing or operating.

All of the Company’s lessee arrangements are operating leases, being real estate leases for Company facilities. Under these arrangements, the Company records right-of-use assets and corresponding lease liabilities, each of which is based on the present value of the remaining lease payments discounted using the risk-free rate practical expedient allowable under ASC 842. Right-of-use assets and the related lease liabilities are reported on separate line items on the consolidated balance sheets. All leases are recorded on the consolidated balance sheet except for leases with an initial term less than 12 months for which the Company elected short-term lease recognition under ASC 842. Lease terms may contain renewal and extension options and early termination features. Many leases include one or more options to renew, with renewal terms that can extend the lease term from one to ten years or more. The exercise of lease renewal options is at the Company’s sole discretion. Renewal options which are reasonably certain to be exercised in the future were included in the measurement of right-of-use assets and lease liabilities.

Lease expense is recognized on a straight-line basis over the lease term and is recorded in the “Occupancy and equipment” line item in the consolidated statements of operations. The Company does not have any material sublease agreements currently in place.

Advertising Costs:

Advertising costs are expensed as incurred.

Other Real Estate Owned:

Other real estate owned (“OREO”) represents properties acquired through or by deed in lieu of loan foreclosure and is initially recorded at fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to OREO is charged to the allowance for credit losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. As of December 31, 2024, and 2023, the Company had no OREO on its books.

Bank owned life insurance:

The Bank has purchased life insurance policies on certain key executives and members of management. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other changes or other amounts due that are probable of settlement.

Income Taxes:

The Company uses the liability method of accounting for income taxes which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Additionally, this method requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

The Company currently evaluates income tax positions judged to be uncertain. A loss contingency reserve is accrued if it is probable that the tax position will be challenged, it is probable that the future resolution of the challenge will confirm that a loss has been incurred, and the amount of such loss can be reasonably estimated.

The Company and the Bank file consolidated income tax returns, with income tax expense or benefit computed and allocated on a separate return basis.

Post-Retirement Defined Benefit Obligation:

The Bank accounts for its post-retirement defined benefit obligations under Accounting Standards Codification (“Codification” or “ASC”) Topic 715, Retirement Benefits (“ASC 715”). The under or over funded status of the Bank’s post-retirement defined benefit obligations are recognized as a liability or asset in the balance sheet. To the extent these obligations are funded, changes in funded status are reflected in other comprehensive income. Net actuarial gains and losses and adjustments to prior service costs that are not recorded as components of the net periodic benefit cost are charged to other comprehensive income.

Employee Stock Ownership Plan:

The Company sponsors an employee stock ownership plan (“ESOP”) that covers all employees who meet certain service requirements. The Company will make annual contributions to the ESOP in amounts as defined by the plan document. These contributions are used to pay debt service and purchase additional shares. Certain ESOP shares are pledged as collateral for debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year.

In connection with the Company’s initial public stock offering, the ESOP borrowed $3.9 million payable to the Company for the purpose of purchasing shares of the Company’s common stock. A total of 391,868 shares were purchased with the loan proceeds. The residual balance of unearned ESOP shares are reflected as a reduction of stockholders’ equity on the Company’s balance sheet.

Equity Incentive Plan:

On September 21, 2022, the Company’s stockholders approved the TC Bancshares, Inc. 2022 Equity Incentive Plan (“Equity Plan”) which provides for the grant of stock options, restricted stock awards and other equity awards to our officers, employees, directors, advisors, and consultants. During the year ended December 31, 2024, 40,000 options were granted under the Equity Plan, while no stock options were granted during the year ended December 31, 2023. In addition, 16,000 restricted stock awards were granted during the year ended December 31, 2024, while no restricted stock awards were granted for the year ended December 31, 2023. During each of the years that ended December 31, 2024, and 2023, there were 30,998 restricted stock awards that vested, and there were 77,996 unvested as of December 31, 2024.

Stock Based Compensation:

The Company accounts for its stock-based compensation plan using a fair value-based method of accounting, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.

Revenue from Contracts with Customers:

Accounting Standards Codification (“ASC”) Topic 606 focuses on revenues from contracts earned over time. Fee income is generally earned over a short period of time, such as monthly, or is earned concurrently with a specific transaction. The Company records a gain or loss from the sale of other real estate owned (“OREO”) when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. There are no ASC Topic 606 implications unless the Company finances the sale of the OREO property. ASC Topic 606 could change the timing of revenue recognition in the case of seller financing. The Company’s other revenue streams are outside the scope of ASC Topic 606.

Comprehensive Income:

The Company has elected to present comprehensive income in a separate statement of comprehensive income. Accumulated other comprehensive income includes the net of tax effect of unrealized gains (losses) on securities available-for-sale and the unfunded post-retirement benefit obligation of the Company’s defined benefit plans.

Treasury Stock:

Treasury stock is accounted for by the cost method. Subsequent reissuances are accounted for at average cost. It is the current practice of the Company to retire shares as they are repurchased. See Note 15 for further discussion.

Earnings per Share:

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed in a manner similar to that of basic earnings per share except that the weighted-average number of common shares outstanding is increased to include the number of incremental commons shares (computed using the treasury method) that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period. Unallocated employee stock ownership plan shares are not deemed outstanding for earnings per share calculations.

Reclassifications:

Certain prior period amounts have been reclassified to conform to the current period presentation.

Subsequent Events:

We have evaluated subsequent events through March 12, 2025, which is the date the consolidated financial statements were available to be issued. As of March 12, 2025, there were no material reportable subsequent events.

NOTE 3 — INVESTMENT SECURITIES

Investment securities available-for-sale as of December 31, 2024, and 2023, are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated	Fair Value as
	Cost	Gains	Losses	Fair Value	% of Total
December 31, 2024:
US treasuries	$5,068,562	—	$467,058	$4,601,504	6%
SBAs	1,368,753	—	31,151	1,337,602	2%
Mortgage-backed securities	42,693,569	34,140	1,296,074	41,431,635	58%
Collateralized mortgage obligations	14,931,267	2,062	609,748	14,323,581	20%
Municipal bonds	8,754,717	—	1,183,403	7,571,314	10%
Corporate obligations	3,125,000	—	399,819	2,725,181	4%
	$75,941,868	$36,202	$3,987,253	$71,990,817	100%
December 31, 2023:
US treasuries	$10,089,682	—	$555,847	$9,533,835	22%
Mortgage-backed securities	10,157,271	43,157	787,592	9,412,836	22%
Collateralized mortgage obligations	14,676,623	—	722,772	13,953,851	33%
Municipal bonds	8,758,636	—	1,292,743	7,465,893	17%
Corporate obligations	3,125,000	—	526,920	2,598,080	6%
	$46,807,212	$43,157	$3,885,874	$42,964,495	100%

The following outlines the unrealized losses and estimated fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2024, and 2023:

	December 31, 2024		December 31, 2023
	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Losses	Fair Value	Losses
Unrealized loss for less than 12 months:
US treasuries	—	—	—	—
SBAs	1,337,602	31,151	—	—
Mortgage-backed securities	28,524,463	552,304	—	—
Collateralized mortgage obligations	990,211	45,342	—	—
Municipal bonds	—	—	—	—
Corporate obligations	—	—	—	—
Total less than 12 months	$30,852,276	$628,797	—	—
Unrealized loss for more than 12 months:
US treasuries	4,601,504	467,058	9,533,835	555,847
SBAs	—	—	—	—
Mortgage-backed securities	8,222,266	743,770	8,406,330	787,592
Collateralized mortgage obligations	12,374,688	564,406	13,953,851	722,772
Municipal bonds	7,571,314	1,183,403	7,465,893	1,292,743
Corporate obligations	2,725,181	399,819	2,598,080	526,920
Total more than 12 months	35,494,953	3,358,456	41,957,989	3,885,874
Total	$66,347,229	$3,987,253	$41,957,989	$3,885,874

At December 31, 2024, and 2023, unrealized losses in the investment portfolio related to debt securities. The unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades or the repayment sources of principal and interest are backed by government entities. At December 31, 2024, the Company held a total of 91 individual positions in its AFS bond portfolio, of which 82 obligations contained unrealized losses. At December 31, 2023, 47 of the 49 individual securities contained unrealized losses. The Bank does not intend to sell the investments and it is not likely that the Bank will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity.

The following table presents the number and aggregate depreciation from the Bank’s amortized cost basis of debt securities available-for-sale in an unrealized loss position by security type at December 31, 2024:

	Number of	Aggregate
	Securities	Depreciation
US treasuries	3	-9.2%
SBAs	2	-2.3%
Mortgage-backed securities	50	-3.4%
Collateralized mortgage obligations	12	-4.4%
Municipal bonds	9	-13.5%
Corporate obligations	6	-12.8%
Total	82	-5.7%

As of December 31, 2024, no ACL has been recognized on AFS securities in an unrealized loss position as management does not believe any of the securities are impaired due to reasons of credit quality. This is based upon our analysis of the underlying risk characteristics, including credit ratings, and other qualitative factors related to our AFS securities and in consideration of our historical credit loss experience and internal forecasts. The issuers of these securities continue to make timely principal and interest payments under the contractual terms of the securities. Furthermore, management does not have the intent to sell any of the securities classified as AFS in the table above and believes that it is more likely than not that we will not have to sell any such securities before a recovery of cost. The unrealized losses are due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the securities approach their maturity date or repricing date or if market yields for such investments decline.

As of December 31, 2024, and 2023, accrued interest on investment securities was approximately $303,000 and $214,000, respectively.

The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2024, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

	Amortized	Estimated
	Cost	Fair Value
Investment securities with maturities:
Within 1 year	—	—
1 to 5 years	9,815,785	8,867,255
5 to 10 years	8,501,247	7,368,346
Over 10 years
Mortgage-backed securities and collateralized mortgage obligations	57,624,836	55,755,216
Total	$75,941,868	$71,990,817

The Bank did not sell any available-for-sale investment securities during 2024 or 2023. Securities with market values of approximately $2.3 million and $2.0 million as of December 31, 2024, and 2023, respectively, were pledged to secure public deposits.

NOTE 4 — LOANS AND ALLOWANCE FOR CREDIT LOSSES

Major classifications of loans, by purpose code, at December 31, 2024, and 2023, are summarized as follows:

	December 31, 2024	Percent	December 31, 2023	Percent
Real estate loans:
Residential	$153,259,888	37.28%	$148,533,603	39.29%
Home equity	11,650,618	2.83%	11,099,027	2.94%
Multi-family	16,673,369	4.06%	19,137,789	5.06%
Commercial	152,758,191	37.16%	123,572,774	32.69%
Construction and land development	47,795,940	11.63%	55,461,430	14.67%
Total real estate loans	382,138,006		357,804,623
Consumer loans	8,496,548	2.07%	3,345,453	0.88%
Commercial and industrial loans	20,435,461	4.97%	16,918,558	4.47%
Total loans	411,070,015	100.00%	378,068,634	100.00%
Less: Allowance for credit losses	5,151,886		4,836,878
Deferred loan fees	1,109,616		1,168,666
Loans, net	$404,808,513		$372,063,090

The Company grants loans and extensions of credit to individuals, as well as a variety of firms and corporations throughout its footprint. Although the Company has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent on the real estate market.

The Company has divided the loan portfolio into seven portfolio segments, each with different risk characteristics and methodologies for assessing risk. The portfolio segments identified by the Company are real estate — residential, real estate — home equity, real estate — multi-family, real estate — commercial, real estate — construction and land development, consumer loans and commercial and industrial loans.

Real Estate — Residential: The Company originates residential real estate loans for the purchase or refinancing of a mortgage. These loans are primarily collateralized by owner-occupied properties and rental properties located primarily in the Company’s market areas.

Real Estate — Home Equity: The Company originates home equity real estate loans to provide home equity lines of credit and closed-end home equity loans. These loans are primarily collateralized by owner-occupied properties located primarily in the Company’s market areas.

Real Estate — Multi-family: Multi-family loans consist of loans to finance real estate purchases, refinancings, expansions and improvements to multifamily properties. These loans may be secured by, but are not limited to, first liens on apartments, mobile home parks or other multi-family properties primarily located within the Company’s market areas. The Company’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s and borrower’s related entities’ financial condition, and a detailed analysis of the borrower’s underlying cash flows. Multi-family loans are larger than residential or home equity loans and involve greater credit risk. The repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions also affect the repayment ability to a greater extent than residential or home equity real estate loans.

Real Estate — Commercial: Commercial real estate loans consist of loans to finance real estate purchases, refinancings, expansions and improvements to commercial properties. These loans may be secured by first liens on office buildings, farms, retail and mixed-use properties, churches, warehouses and restaurants primarily located within the Company’s market areas. The Company’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s and borrower’s related entities’ financial condition, and a detailed analysis of the borrower’s underlying cash flows. Commercial real estate loans are larger than residential loans and involve greater credit risk. The repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions also affect the repayment ability to a greater extent than residential real estate loans.

Real Estate — Construction and land development: These loans are made to borrowers to build commercial structures, a primary or secondary residence and, in some cases, to real estate investors to acquire and develop land. These loans are more difficult to evaluate since they are significantly more vulnerable to changes in economic conditions. In addition, these loans possess a higher degree of credit risk since they are made based on estimates of the future worth of a project and the estimated costs required for completion. The Company limits its overall investment in this portfolio segment due both to management’s assessment of risk and certain percentage guidance set by the regulatory agencies.

Consumer: Consumer loans mainly consist of personal loans, revolving credit plans and other loans. The Company’s consumer loans may be uncollateralized and rely on the borrower’s income for repayment.

Commercial and industrial: Commercial and industrial loans consist generally of business loans and lines of credit to companies in the Company’s market area. Commercial and industrial loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. Such loans are usually collateralized by the financed assets, although a portion may be made on an unsecured basis and contain the guarantee of the business principals. The Company’s underwriting analysis consists of a review of the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, the value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. Commercial and industrial loans are typically made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, which makes them of higher risk than residential loans and the collateral securing loans may be difficult to appraise and may fluctuate in value based on the success of the business.

As of December 31, 2024, and 2023, accrued interest on loans was approximately $1.6 million and $1.4 million, respectively.

Allowance for Credit Losses:

The Company’s estimate of the ACL reflects losses expected over the remaining contractual life of the assets. The following tables present the activity in the ACL by class of loans for year ended December 31, 2024, and 2023.

	Real Estate Loans
					Construction		Commercial and
		Home			and Land	Consumer	Industrial
	Residential	Equity	Multi-family	Commercial	Development	loans	loans	Unallocated	Total
	Year Ended December 31, 2024
Allowance for credit losses:
Beginning balance	$3,077,852	$117,716	$82,293	$1,092,137	$306,149	$27,930	$132,801	—	$4,836,878
Charge-offs	—	—	—	—	—	(15,912)	(69,660)	—	(85,572)
Recoveries	119,927	—	—	—	22,690	33	313,930	—	456,580
Provision	(277,704)	(9,050)	(17,267)	212,653	222,096	71,346	(311,074)	53,000	(56,000)
Balance at December 31, 2024	$2,920,075	$108,666	$65,026	$1,304,790	$550,935	$83,397	$65,997	$53,000	$5,151,886

	Year Ended December 31, 2023
Allowance for credit losses:
Beginning balance	$1,960,955	$186,733	$225,869	$1,632,241	$264,589	$615	$81,182	$9,994	$4,362,178
ASC 326 adoption	$1,028,700	$(27,875)	$(68,217)	$(694,135)	$(102,349)	$48,540	$80,330	$(9,994)	$255,000
Charge-offs	—	—	—	—	—	(33,879)	(77,940)	—	(111,819)
Recoveries	36,000	—	—	—	22,690	2,897	94,932	—	156,519
Provision	52,197	(41,142)	(75,359)	154,031	121,219	9,757	(45,703)	—	175,000
Balance at December 31, 2023	$3,077,852	$117,716	$82,293	$1,092,137	$306,149	$27,930	$132,801	—	$4,836,878

The Company uses the weighted-average remaining maturity (WARM) method as the basis for the estimation of expected credit losses. The WARM method uses a historical average annual charge-off rate containing loss content over a historical lookback period and is used as a foundation for estimating the credit loss reserve for the remaining outstanding balances of loans in a segment at the balance sheet date. The average annual charge-off rate is applied to the contractual term, further adjusted for estimated prepayments, to determine the unadjusted historical charge-off rate. The calculation of the unadjusted historical charge-off rate is then adjusted, using qualitative factors described in Note 2, for current conditions and for reasonable and supportable forecast periods. Qualitative loss factors are based on the Company’s judgment of the Company, market, industry or business specific data, differences in loan-specific risk characteristics such as underwriting standards, portfolio mix, risk grades, delinquency level or term. These qualitative factors serve to compensate for additional areas of uncertainty inherent in the portfolio that are not reflected in the Company’s historical loss factors. Additionally, the Company has adjusted for changes in expected environmental and economic conditions, such as changes in unemployment rates, property values and other relevant factors over the next 12 to 24 months. Management adjusted the historical loss experience for these expectations. No reversion adjustments were necessary, as the starting point for the Company’s estimate was a cumulative loss rate covering the expected contractual term of the portfolio.

The ACL is measured on a collective segment basis when similar risk characteristics exist. Our loan portfolio is segmented first by the seven portfolio segments described above, and second, by internally identified risk grades (see description below). Consistent forecasts of the loan drivers are used across the loan segments. For loans that do not share general risk characteristics with segments, we estimate a specific reserve on an individual basis. A reserve is recorded when the carrying amount of the loan exceeds the discounted estimated cash flows using the loan’s initial effective interest rate or the fair value of collateral for collateral-dependent loans.

The Company closely monitors economic conditions and loan performance trends to manage and evaluate the exposure to credit risk. Key factors tracked by the Company and utilized in evaluating the credit quality of the loan portfolio include trends in delinquency ratios, the level of nonperforming assets, borrower’s repayment capacity and collateral coverage.

The following tables present information relative to individually and collectively evaluated loans by portfolio segment as of December 31, 2024, and 2023:

	Loans		Allowance for credit losses
	Individually	Collectively	Individually	Collectively
	evaluated for	evaluated for	evaluated for	evaluated for
	impairment	impairment	impairment	impairment
December 31, 2024:
Real estate loans:
Residential	$410,073	$152,849,815	—	$2,920,075
Home equity	—	11,650,618	—	108,666
Multi-family	—	16,673,369	—	65,026
Commercial	—	152,758,191	—	1,304,790
Construction and development	—	47,795,940	—	550,935
Total real estate loans	410,073	381,727,933	—	4,949,492
Consumer loans	—	8,496,548	—	83,397
Commercial and industrial loans	2,598,565	17,836,896	—	65,997
Unallocated	—	—	—	53,000
Total	$3,008,638	$408,061,377	—	$5,151,886
December 31, 2023:
Real estate loans:
Residential	$512,611	$148,020,992	—	$3,077,852
Home equity	47,078	11,051,949	4,986	112,730
Multi-family	—	19,137,789	—	82,293
Commercial	—	123,572,774	—	1,092,137
Construction and development	—	55,461,430	—	306,149
Total real estate loans	559,689	357,244,934	4,986	4,671,161
Consumer loans	—	3,345,453	—	27,930
Commercial and industrial loans	728,483	16,190,075	69,660	63,141
Total	$1,288,172	$376,780,462	$74,646	$4,762,232

Collateral-Dependent Loans:

A loan is considered collateral dependent when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral. The following table presents collateral dependent loans by portfolio segment and collateral type, including those loans with and without a related allowance allocation as of December 31, 2024, and 2023.

	Collateral Type
		Other
		Business		Without an	With an	Allowance
	Real Estate	Assets	Total	Allowance	Allowance	Allocation
December 31, 2024:
Real estate loans:
Residential	$410,073	—	$410,073	$410,073	—	—
Home equity	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—
Total real estate loans	410,073	—	410,073	410,073	—	—
Consumer loans	—	—	—	—	—	—
Commercial and industrial loans	—	2,598,565	2,598,565	2,598,565	—	—
Total	$410,073	$2,598,565	$3,008,638	$3,008,638	—	—

	Collateral Type
		Other
		Business		Without an	With an	Allowance
	Real Estate	Assets	Total	Allowance	Allowance	Allocation
December 31, 2023:
Real estate loans:
Residential	$512,611	—	$512,611	$512,611	—	—
Home equity	47,078	—	47,078	29,078	18,000	4,986
Multi-family	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—
Total real estate loans	559,689	—	559,689	541,689	18,000	4,986
Consumer loans	—	—	—	—	—	—
Commercial and industrial loans	—	728,483	728,483	48,536	679,947	69,660
Total	$559,689	$728,483	$1,288,172	$590,225	$697,947	$74,646

Past Due and Nonaccrual Loans:

The following tables present the aging of the recorded investment in past due loans and nonaccrual loans as of December 31, 2024, and 2023, by class of loans:

	30 – 59	60 – 89	90 Days
	Days	Days	or Greater	Total
	Past Due	Past Due	Past Due	Past Due	Current	Total	Non-accrual
December 31, 2024:
Real estate loans:
Residential	$789,538	$468,607	—	$1,258,145	$152,001,743	$153,259,888	$410,073
Home equity	—	—	—	—	11,650,618	11,650,618	—
Multi-family	—	—	—	—	16,673,369	16,673,369	—
Commercial	—	—	—	—	152,758,191	152,758,191	—
Construction and land development	—	—	—	—	47,795,940	47,795,940	—
Total real estate loans	789,538	468,607	—	1,258,145	380,879,861	382,138,006	410,073
Consumer loans	—	—	—	—	8,496,548	8,496,548	—
Commercial and industrial loans	—	—	—	—	20,435,461	20,435,461	2,598,565
	$789,538	$468,607	—	$1,258,145	$409,811,870	$411,070,015	$3,008,638
December 31, 2023:
Real estate loans:
Residential	$153,793	$89,089	$11,951	$254,833	$148,278,770	$148,533,603	$512,611
Home equity	—	—	47,078	47,078	11,051,949	11,099,027	47,078
Multi-family	—	—	—	—	19,137,789	19,137,789	—
Commercial	—	—	—	—	123,572,774	123,572,774	—
Construction and land development	—	—	—	—	55,461,430	55,461,430	—
Total real estate loans	153,793	89,089	59,029	301,911	357,502,712	357,804,623	559,689
Consumer loans	—	993	—	993	3,344,460	3,345,453	—
Commercial and industrial loans	—	—	—	—	16,918,558	16,918,558	728,483
	$153,793	$90,082	$59,029	$302,904	$377,765,730	$378,068,634	$1,288,172

As of December 31, 2024, and 2023, there were no loans greater than 90 days past due and still accruing.

As of December 31, 2024, none of our nonaccrual loans had a specific allowance. As of December 31, 2023, there was one nonaccrual commercial and industrial loan with a balance of $680,000 that had a related specific allowance of $70,000. In addition, there was one nonaccrual home equity loan with a balance of $18,000 that had a related specific allowance of $5,000.

Loan Restructurings:

Due to the removal of the TDR designation, the Company evaluates all loan restructurings according to the accounting guidance for loan modifications to determine if the restructuring results in a new loan or a continuation of the existing loan. Loan modifications to borrowers experiencing financial difficulty that result in a direct change in the timing or amount of contractual cash flows include situations where there is a principal forgiveness, interest rate reduction, other-than-insignificant payment delay, term extension, or combinations of the listed modifications. Therefore, the disclosures related to loan restructurings are only for modifications that directly affect cash flows.

A loan that is considered a restructured loan may be subject to the individually evaluated loan analysis; otherwise, the restructured loan remains in the appropriate segment in the ACL model and associated reserves are adjusted based on changes in the discounted cash flows resulting from the modification of the restructured loan. For a discussion with respect to reserve calculations regarding individually evaluated loans refer to the Assets Recorded at Fair Value on a Nonrecurring Basis section of Note 14, Fair Value Measurement, in the Notes to Consolidated Financial Statements.

During the year ended December 31, 2024, the Company granted three modifications for borrowers experiencing financial difficulty. One modification, with a recorded investment of $7,519, for payment deferral. One modification, with a recorded investment of $266,142, for interest rate reduction and payment delay. One modification, with a recorded investment of $2.3 million, for payment delay. These modifications were considered to be in the best interest of all parties involved, as we believe this will allow the customers to fulfill their financial obligations. As of December 31, 2024, these loans had a total outstanding balance of $2.6 million with no specific reserves. None of these loans were past due as of December 31, 2024. In addition, none of the loans that have been modified since the adoption of ASU 2022-02 have defaulted.

Credit Quality:

The Company categorized loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a continuous basis. The Company uses the following definitions for its risk ratings:

Special Mention. Evidence of financial deterioration exists, or file documentation is inadequate or not available to determine the borrower’s financial status or ability to repay. The loan possesses potential weakness which may, if not reversed or corrected, weaken the credit or inadequately protect the Company’s position.

Substandard. A well-defined weakness or weaknesses exists that jeopardizes the liquidation of the debt. The loan is characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful. All of the weaknesses of a substandard loan exist, with the added characteristic that the weaknesses jeopardize the collection and/or liquidation of the debt. Loss exposure, while evident, is not clearly determinable. Special workout negotiations and/or litigation should be initiated.

Loss. Considered uncollectible in full and of such little value that its continuance as a bankable asset is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be achieved in the future.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans. As of December 31, 2024, and 2023, and based on the most recent analysis performed, the risk category of loans by class of loans and origination year is as follows:

	Amortized cost basis by origination year						Revolving
	2024	2023	2022	2021	2020	Prior	Loans	Total
December 31, 2024:
Real estate loans:
Residential
Pass	$9,719,859	$14,493,285	$57,725,821	$24,375,127	$10,219,779	$33,653,189	$1,377,512	$151,564,572
Substandard	—	15,980	585,243	—	81,583	312,510	700,000	1,695,316
Total residential	9,719,859	14,509,265	58,311,064	24,375,127	10,301,362	33,965,699	2,077,512	153,259,888
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Home equity
Pass	—	—	—	—	—	—	11,622,674	11,622,674
Substandard	—	—	—	—	—	—	27,944	27,944
Total home equity	—	—	—	—	—	—	11,650,618	11,650,618
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Multi-family
Pass	—	353,141	927,023	3,544,553	5,323,003	6,525,649	—	16,673,369
Substandard	—	—	—	—	—	—	—	—
Total multi-family	—	353,141	927,023	3,544,553	5,323,003	6,525,649	—	16,673,369
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Commercial
Pass	32,302,379	27,448,151	14,795,415	21,541,820	12,857,794	33,859,676	1,543,945	144,349,180
Special Mention	—	—	277,547	—	—	2,659,327	—	2,936,874
Substandard	—	—	—	463,891	2,655,044	—	2,353,202	5,472,137
Total commercial	32,302,379	27,448,151	15,072,962	22,005,711	15,512,838	36,519,003	3,897,147	152,758,191
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Construction and land development Pass	13,953,431	16,774,840	4,169,905	6,873,552	48,331	687,417	4,142,503	46,649,979
Special Mention	—	—	1,100,588	—	—	—	—	1,100,588
Substandard	—	—	—	—	—	45,373	—	45,373
Total construction and land development	13,953,431	16,774,840	5,270,493	6,873,552	48,331	732,790	4,142,503	47,795,940
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Total real estate loans	55,975,669	59,085,397	79,581,542	56,798,943	31,185,534	77,743,141	21,767,780	382,138,006
Consumer loans
Pass	6,291,425	1,883,252	175,289	47,275	15,548	36,527	47,232	8,496,548
Substandard	—	—	—	—	—	—	—	—
Total consumer loans	6,291,425	1,883,252	175,289	47,275	15,548	36,527	47,232	8,496,548
YTD Gross Charge-offs	15,912	—	—	—	—	—	—	15,912
Commercial and industrial loans
Pass	4,241,714	1,846,027	2,443,201	708,130	861,540	678,403	6,155,764	16,934,779
Special Mention	68,070	41,062	117,745	56,206	17,502	397	—	300,982
Substandard	2,332,422	82,542	518,594	266,142	—	—	—	3,199,700
Total commercial and industrial loans	6,642,206	1,969,631	3,079,540	1,030,478	879,042	678,800	6,155,764	20,435,461
YTD Gross Charge-offs	—	—	69,660	—	—	—	—	69,660
	$68,909,300	$62,938,280	$82,836,371	$57,876,696	$32,080,124	$78,458,468	$27,970,776	$411,070,015
YTD Gross Charge-offs	$15,912	—	$69,660	—	—	—	—	$85,572

	Amortized cost basis by origination year						Revolving
	2024	2023	2022	2021	2020	Prior	Loans	Total
December 31, 2023:
Real estate loans:
Residential
Pass	$14,694,776	$57,063,833	$23,699,662	$12,943,574	$5,972,902	$31,534,700	$1,162,823	$147,072,270
Substandard	—	595,374	—	103,571	103,813	358,575	300,000	1,461,333
Total residential	14,694,776	57,659,207	23,699,662	13,047,145	6,076,715	31,893,275	1,462,823	148,533,603
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Home equity
Pass	—	—	—	—	—	—	11,051,949	11,051,949
Substandard	—	—	—	—	—	—	47,078	47,078
Total home equity	—	—	—	—	—	—	11,099,027	11,099,027
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Multi-family
Pass	700,663	954,603	3,763,531	6,310,552	879,044	6,529,396	—	19,137,789
Substandard	—	—	—	—	—	—	—	—
Total multi-family	700,663	954,603	3,763,531	6,310,552	879,044	6,529,396	—	19,137,789
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Commercial
Pass	21,791,642	15,233,118	24,305,955	13,608,050	19,709,850	20,421,922	74,946	115,145,483
Special Mention	—	—	—	—	—	3,605,149	—	3,605,149
Substandard	—	—	491,804	2,742,136	—	—	1,588,202	4,822,142
Total commercial	21,791,642	15,233,118	24,797,759	16,350,186	19,709,850	24,027,071	1,663,148	123,572,774

YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Construction and land development
Pass	25,084,297	9,150,217	8,140,282	53,356	31,944	2,118,212	10,821,270	55,399,578
Special Mention	—	—	—	—	—	10,416	—	10,416
Substandard	—	—	—	—	—	51,436	—	51,436
Total construction and land development	25,084,297	9,150,217	8,140,282	53,356	31,944	2,180,064	10,821,270	55,461,430
YTD Gross Charge-offs	—	—	—	—	—	—	—	—

Total real estate loans	62,271,378	82,997,145	60,401,234	35,761,239	26,697,553	64,629,806	25,046,268	357,804,623
Consumer loans
Pass	2,813,398	313,560	68,213	42,768	43,689	23,673	40,152	3,345,453
Substandard	—	—	—	—	—	—	—	—
Total consumer loans	2,813,398	313,560	68,213	42,768	43,689	23,673	40,152	3,345,453
YTD Gross Charge-offs	28,198	5,681	—	—	—	—	—	33,879
Commercial and industrial loans
Pass	2,168,653	2,730,858	1,272,875	1,546,208	334,685	881,462	3,589,607	12,524,348
Special Mention	288,188	—	2,596,029	—	—	—	—	2,884,217
Substandard	105,369	1,356,088	—	—	—	—	48,536	1,509,993

Total commercial and industrial loans	2,562,210	4,086,946	3,868,904	1,546,208	334,685	881,462	3,638,143	16,918,558
YTD Gross Charge-offs	—	77,940	—	—	—	—	—	77,940
	$67,646,986	$87,397,651	$64,338,351	$37,350,215	$27,075,927	$65,534,941	$28,724,563	$378,068,634
YTD Gross Charge-offs	$28,198	$83,621	—	—	—	—	—	$111,819

There were no loans classified in the “doubtful” or “loss” risk rating categories for either of the periods ended December 31, 2024, or 2023.

NOTE 5 — PREMISES AND EQUIPMENT

Major classifications of premises and equipment at December 31, 2024, and 2023, are summarized as follows:

	December 31, 2024	December 31, 2023
Land	$181,212	$181,212
Buildings and improvements	4,875,553	4,875,553
Furniture and equipment	2,991,043	2,827,215
Leasehold improvements	1,231,271	1,214,628
Automobiles	92,956	92,956
	9,372,035	9,191,564
Less: Accumulated depreciation and amortization	4,942,919	4,408,804
Premises and equipment, net	$4,429,116	$4,782,760

Depreciation expense was approximately $534,000 and $468,000 for the years ended December 31, 2024, and 2023, respectively.

NOTE 6 — LEASES

The Company leases four locations with obligations which expire from 2025 to 2033. As of December 31, 2024, right-of-use assets and the related lease liabilities related to operating leases totaled $1.7 million and $1.9 million, respectively, with total operating lease expense of $296,000 for 2024.

The following table presents the maturities of the Company’s lease liabilities and the present value discount at December 31, 2024:

2025	$289,697
2026	275,415
2027	242,200
2028	252,609
2029	256,740
Thereafter	922,323
Total undiscounted cash flows	2,238,984
Less: present value discount	(321,894)
Total lease liabilities	$1,917,090

NOTE 7 — CERTIFICATES OF DEPOSIT

The aggregate amount of certificates of deposit, that exceed the FDIC insurance limit of $250,000, were approximately $32.7 million at December 31, 2024, and $23.6 million at December 31, 2023.

At December 31, 2024, the scheduled maturities of certificates of deposit were as follows:

2025	$125,802,067
2026	8,708,976
2027	507,605
2028	680,115
2029	—
Thereafter	14,235
$135,712,998

NOTE 8 — FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

The following advances from the Federal Home Loan Bank (“FHLB”) were outstanding as of December 31, 2024, and 2023:

			Interest		Call
Advance Date	Amount	Rate	Rate	Maturity	Feature
December 31, 2024 – December 24, 2024	$5,000,000	Variable	4.57%	May 27, 2025	N/A
December 31, 2023 – May 16, 2023	$5,000,000	Fixed	4.00%	May 15, 2026	N/A
November 16, 2023	3,000,000	Fixed	4.77%	November 16, 2026	N/A
November 16, 2023	3,000,000	Fixed	4.68%	November 16, 2027	N/A
	$11,000,000

The FHLB advances are collateralized by the Company’s FHLB stock and a blanket lien on certain loans with a lendable collateral value of $71.2 million and $80.8 million at December 31, 2024, and 2023, respectively. Given its pledged collateral position, the Company had approximately $58.2 million and $69.8 million in borrowing capacity with the FHLB at December 31, 2024, and 2023, respectively. In addition, as of December 31, 2024, the company had an $8.0 million letter of credit outstanding with the FHLB which we utilize to secure public deposits.

Unsecured federal funds lines of credit totaling $28.5 million were available to the Company for overnight borrowing through correspondent banks at December 31, 2024, and 2023. The Company also had approximately $46.9 million and $24.8 million in available borrowing capacity through the Federal Reserve Bank of Atlanta at December 31, 2024, and 2023, respectively. There were no borrowings against either of these facilities at December 31, 2024, or 2023. The available borrowing capacity with the Federal Reserve Bank is collateralized by a blanket lien on certain loans with a carrying value of approximately $65.8 million and $35.2 million at December 31, 2024, and 2023, respectively.

NOTE 9 — INCOME TAXES

The components of income tax expense (benefit) for the years ended December 31, 2024, and 2023, are as follows:

	2024	2023
Current – Alternative minimum tax	$2,574	$(4,856)
Deferred	(97,765)	(128,075)
Utilization of operating loss carryforward	354,372	264,776
Change in valuation allowance	(73,262)	(23,615)
	$185,919	$108,230

The difference between the actual income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the years ended December 31, 2024, and 2023, is as follows:

	2024	2023
Pretax income at statutory rate	$163,941	$78,552
Add (deduct):
State income tax expense, net of federal benefit	30,404	10,465
Tax-exempt income	(68,742)	(60,137)
Stock based compensation	93,997	36,537
Change in valuation allowance	—	(23,615)
Other	(33,681)	66,428
	$185,919	$108,230

The following summarizes the sources and expected tax consequences of future taxable deductions or income, which comprise the net deferred tax asset, which is included as a component of other assets at December 31, 2024, and 2023:

	2024	2023
Deferred income tax assets:
Deferred compensation	$477,858	$418,877
Net operating loss carryforward	99,930	454,302
Charitable contributions	25,092	—
State tax credits	71,732	144,994
Defined benefit plan	—	114,854
Accrued bonuses	68,627	74,274
Non-accrual loans	80,323	78,240
Frozen pension accrual (tax qualified)	239,947	275,052
Unrealized loss on investment securities available-for-sale	1,004,357	976,819
Right of use asset/lease liability	44,260	40,052
Allowance for credit losses	1,421	15,655
Unfunded loan commitments	114,532	35,536
Other	82,763	25,314
Total gross deferred tax assets	2,310,842	2,653,969
Less: Valuation allowance	(71,732)	(144,994)
Net deferred tax asset	2,239,110	2,508,975
Deferred income tax liabilities:
Premises and equipment	37,586	12,331
Defined benefit plan	100,314	—
Director fee plan	23,821	27,708
Other	—	24,389
Total gross deferred tax liabilities	161,721	64,428
Net deferred tax asset	$2,077,389	$2,444,547

The future tax consequences of the differences between the financial reporting and tax basis of the Company’s assets and liabilities resulted in a net deferred tax asset. A valuation allowance in the amount of approximately $72,000 and $145,000 as of December 31, 2024, and 2023, respectively was established as these deferred tax assets relate to state tax credit carryforwards that will likely expire prior to realization. As of December 31, 2024, the Company had federal net operating loss carryforwards of approximately $616,000 and state net operating loss carryforwards of approximately $2.7 million, which will begin to expire in 2035 unless previously utilized.

NOTE 10 — COMMITMENTS

Credit Related Financial Instruments:

In the normal course of business the Company is party to off-balance financial instruments to help meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. In most cases, the Company requires collateral or other security to support financial instruments with credit risk.

	December 31, 2024	December 31, 2023
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$60,631,000	$47,871,000
Stand-by letters of credit	$609,000	$719,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation. Collateral held varies, but may include unimproved and improved real estate, certificates of deposit, or personal property.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses within the Company’s trade area.

The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds real estate and assignments of deposit accounts as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for these commitments at December 31, 2024, and 2023, varies.

The Company maintain an ACL on unfunded lending commitments and letters of credit to provide for the risk of loss inherent in these arrangements. The allowance is computed using a methodology similar to that used to determine the ACL for loans, modified to take into account the probability of a drawdown on the commitment. The ACL on unfunded loan commitments is classified as a liability account on the balance sheet within other liabilities, while the corresponding provision for these credit losses is recorded as a component of other expense. The allowance for credit losses on unfunded commitments was $450,000 and $140,000 at December 31, 2024, and 2023, respectively.

The following table presents the balance and activity in the allowance for credit losses for unfunded loan commitments for the year ended December 31, 2024.

Allowance for Credit
Losses – Unfunded
Commitments
Balance, December 31, 2023	$140,000
Provision for unfunded commitments	310,000
Balance, December 31, 2024	$450,000

NOTE 11 — RELATED PARTY TRANSACTIONS

In the normal course of business, officers and directors of the Company and the Bank, and certain business organizations and individuals associated with them, maintain a variety of relationships with the Bank. Transactions with officers and directors are made on terms comparable to those available to other Bank customers. At December 31, 2024, and 2023, deposits from directors, executive officers, and their related interests aggregated approximately $3.3 million and $2.4 million, respectively. The following summary reflects related party loan activity during 2024 and 2023.

	2024	2023
Beginning balance	$450,277	$493,989
New loans and advancements	296,688	—
Repayments	(140,479)	(43,712)
Ending Balance	$606,486	$450,277

NOTE 12 — REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total common equity Tier 1, total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2024, and 2023, that the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2024, and 2023, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum common equity Tier 1 risk-based, total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts and ratios, and minimum amounts under current regulatory standards, as of December 31, 2024, and 2023, are presented in the following table:

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)
December 31, 2024:
Common Equity Tier 1 Capital to Risk- Weighted Assets	$70,650	18.20%	$17,471	4.50%	$25,236	6.50%
Total Capital to Risk-Weighted Assets	$75,512	19.45%	$31,060	8.00%	$38,824	10.00%
Tier 1 Capital to Risk-Weighted Assets	$70,650	18.20%	$23,295	6.00%	$31,060	8.00%
Tier I Capital to Average Assets	$70,650	13.64%	$20,724	4.00%	$25,905	5.00%
December 31, 2023:
Common Equity Tier 1 Capital to Risk- Weighted Assets	$68,463	19.71%	$15,631	4.50%	$22,578	6.50%
Total Capital to Risk-Weighted Assets	$72,812	20.96%	$27,788	8.00%	$34,735	10.00%
Tier 1 Capital to Risk-Weighted Assets	$68,463	19.71%	$20,841	6.00%	$27,788	8.00%
Tier I Capital to Average Assets	$68,463	15.16%	$18,068	4.00%	$22,585	5.00%

NOTE 13 — EMPLOYEE BENEFIT PLANS

401(k):

The Bank sponsors a 401(k) plan. The 401(k) plan covers substantially all employees and provides for an employer matching contribution based on a percentage of salary contributed to the plan. The Bank contributed approximately $220,000 and $169,000 to the 401(k) plan during 2024 and 2023, respectively.

Supplemental Executive Retirement Plans:

During 2019, the Bank entered into supplemental executive retirement agreements (each, a “SERP”) with certain of its officers whereby a specified monthly benefit is payable upon a normal retirement for a period of 10 years. Each SERP is a nonqualified deferred compensation arrangement that conditions payment of the full normal retirement benefit upon an officer’s attaining normal retirement age while in the service of the Bank. Otherwise, the retirement benefit is earned over time and, with the exception of the SERPs for a former and a current executive officer, is subject to a ten-year vesting schedule. Moreover, the amount and timing of payment of the retirement benefit may vary depending upon the circumstances of an officer’s earlier termination of employment, including death, disability, or in connection with a change in control. The retirement benefit is forfeited in the event of a termination of employment for cause or if grounds exist for such a termination. The earnings on life insurance policies owned by the Bank partially offset the expenses associated with the offering of the SERPs and other employee benefits. The cash surrender value on these insurance policies was approximately $12.1 million and $11.7 million as of December 31, 2024, and 2023, respectively. Additionally, at December 31, 2024, and 2023, the Bank has recorded a liability for the present value of the future retirement benefits of approximately $980,000 and $876,000, respectively, to be paid under the SERPs. Expense for the SERPs was approximately $104,000 and $183,000 for the years ended December 31, 2024, and 2023, respectively. In determining the SERPs obligation for 2024, and 2023, the discount rate used was 4.00%.

Director Deferred Fee Practice:

The Bank has maintained a discretionary practice of paying a retirement benefit to eligible non-employee directors who attain at least age 70 in the service of the Bank with at least 15 years of service to their credit. Under this practice, each eligible retired director received a monthly benefit in the amount of $825. In anticipation of the Reorganization, the Bank decided to formalize and revise this practice in 2020. The Bank has relinquished its discretion over the practice with respect to eligible retired directors and current non-employee directors who satisfied the eligibility criteria for the benefit as of December 31, 2019. The normal retirement benefit for this group will be a monthly benefit in the amount of $825 a month for the remaining life of the director. With respect to all other non-employee directors serving as of December 31, 2019, the amount of the normal monthly benefit will remain unchanged, but will be paid over a period of 10 years following retirement or, if less, the director’s remaining lifetime. The eligibility criteria for this group has been changed to the attainment of at least age 65 with at least 10 years of service. No future non-employee director will be eligible for a benefit under this formalized plan. The Bank has recorded and will continue to record a liability for these payments as post-retirement defined benefit obligations. The Bank recognized current year expense of $25,000 and $30,000 during the years ended December 31, 2024, and 2023, respectively. As of December 31, 2024, and 2023, the Bank had a projected defined benefit obligation of approximately $426,000 and $415,000, respectively, assuming the continuation of its then existing practice. The discount rate used in determining the accumulated post-retirement defined benefit obligation was 5.14% in 2024, and 4.54% in 2023. As of December 31, 2024, the Company had $71,000 included in other comprehensive income associated with this plan.

Tax-Qualified Frozen Defined Benefit Pension Plan:

The Bank also sponsors a tax-qualified defined benefit retirement plan. Effective March 31, 2019, eligibility for the plan was frozen so that no employee who was not then a participant in the plan could later become a participant and to freeze benefit accruals for all existing participants. For existing participants, the plan provides for retirement payments based on a formula using a participant’s years of creditable service and highest three years of annual compensation. Retirees age 66 and older are also eligible for an annual supplemental payment equal to one percent of their monthly benefit multiplied by the number of their retirement years beyond age 65. Participants who entered the plan prior to July 1, 1983, are also eligible for a one-time lump sum payment upon retirement after reaching age 55 equal to three times their monthly retirement benefit. A participant is also required to vest in any benefit earned under the plan formula by completing a minimum number of years of vesting service. The plan also provides for disability benefits and surviving spouse benefits in circumstances where the normal retirement benefit would not otherwise be payable.

The following is a summary of the components of the net periodic post-retirement benefit cost (benefit) during 2024 and 2023:

	2024	2023
Interest cost	$405,576	$424,632
Expected return on assets	(545,187)	(422,738)
Amortization of unrecognized loss	—	25,224
Periodicpost-retirement(benefit)cost	$(139,611)	$27,118

The discount rate used in determining the accumulated post-retirement benefit obligation was 5.44% and 4.77% in 2024, and 2023, respectively. The expected long-term rate of return on assets was 7.00% during 2024, and 2023. There was no assumed rate of salary increase used in measuring the accumulated post-retirement benefit obligation during 2024, or 2023.

The Bank expects the plan to generate approximately $147,000 of periodic pension income during 2025. The following table presents the estimated benefit payments for each of the next five years and in the aggregate for the five years thereafter as of December 31, 2024:

2025	$572,373
2026	576,221
2027	573,138
2028	571,986
2029	567,873
2030 – 2034	2,710,631
$5,572,222

Tax-Qualified Frozen Defined Benefit Pension Plan (Continued):

The following is a reconciliation of the accumulated post-retirement benefit obligation as of December 31, 2024, and 2023:

	2024	2023
Projected benefit obligation at beginning of year	$8,785,685	$8,855,122
Interest cost	405,576	424,632
Actuarial (gain) loss	(528,002)	86,414
Benefits paid	(564,940)	(580,483)
Projected benefit obligation at end of year	$8,098,319	$8,785,685

The following is a summary of the change in plan assets during 2024, and 2023:

	2024	2023
Fair value of plan assets at beginning of year	$8,100,424	$7,369,637
Actual return on assets	938,619	1,196,133
Employer contributions	84,256	172,752
Administrative expenses	(65,897)	(57,615)
Benefits paid, net	(564,940)	(580,483)
Fair value of plan assets at end of year	$8,492,462	$8,100,424

The fair values of the Bank’s pension plan assets at December 31, 2024, and 2023, by asset category, are as follows:

	Assets Measured	Fair Value Measurements
	at Fair Value	Level 1	Level 2	Level 3
December 31, 2024:
Cash and cash equivalents	$36,868	$36,868	—	—
Debt securities mutual funds	2,599,414	2,599,414	—	—
Equity securities mutual funds	5,856,180	5,856,180	—	—
	$8,492,462	$8,492,462	—	—
December 31, 2023:
Cash and cash equivalents	$80,325	$80,325	—	—
Debt securities mutual funds	2,556,666	2,556,666	—	—
Equity securities mutual funds	5,463,433	5,463,433	—	—
	$8,100,424	$8,100,424	—	—

The fair value of all pension assets are determined from quoted market prices and are considered Level 1 fair value measurements.

The plan’s investment policy includes various guidelines and procedures designed to ensure assets are invested in a manner necessary to meet expected future benefits earned by participants. The investment guidelines consider a broad range of economic conditions. Central to the policy are target allocation ranges by major asset categories. The objectives of the target allocations are to maintain investment portfolios that diversify risk through prudent asset allocation parameters, achieve asset returns that meet or exceed the plan’s actuarial assumptions and achieve asset returns that are competitive with like institutions employing similar investment strategies.

Tax-Qualified Frozen Defined Benefit Pension Plan (Continued):

The following is a summary of the amount recognized in other liabilities as of December 31, 2024, and 2023:

	2024	2023
Projected benefit obligation at end of year	$8,098,319	$8,785,685
Fair value of plan assets at end of year	(8,492,462)	(8,100,424)
Net pension (asset) liability	$(394,143)	$685,261

Amounts recognized in accumulated other comprehensive income (loss), net of tax, as of December 31, 2024, and 2023, were:

	2024	2023
Net income (loss)	$398,864	$(456,673)
Total accumulated other comprehensive income (loss)	$398,864	$(456,673)

Amounts recognized in the accumulated post-retirement benefit obligation and other comprehensive income for the years ended December 31, 2024, and 2023, were:

	2024	2023
Net gain	$(855,537)	$(629,366)
Amortization of net unrecognized loss	—	(25,224)
Total recognized in other comprehensive income	$(855,537)	$(654,590)

Employee Stock Ownership Plan:

As part of the Company’s initial stock offering, the Company established the TC Federal Bank Employee Stock Ownership Plan (“ESOP”) to provide eligible employees of the Company the opportunity to own Company stock. The ESOP is a tax-qualified retirement plan for the benefit of Company employees. Contributions are allocated to eligible participants on the basis of compensation, subject to federal limits. The Company uses the principal and interest method to determine the release of shares amounts. The number of shares committed to be released per year through 2040 is 19,593.

The ESOP funded its purchase of 391,868 shares through a loan from the Company equal to 100% of the aggregate purchase price of the common stock. The ESOP trustee will repay the loan principally through the Bank’s contributions to the ESOP over the remaining loan term of 16 years. As of December 31, 2024, and 2023, the remaining principal balance on the ESOP debt was $3.3 million and $3.4 million, respectively. Dividends and other earnings on shares are used for debt service.

Under applicable accounting requirements, the Company records compensation expense for the ESOP equal to the fair market value of shares when they are committed to be released from the suspense account to participants’ accounts under the plan. Total compensation expense recognized in connection with the ESOP for the year ended December 31, 2024, and 2023 was approximately $296,000 and $233,000, respectively.

	2024	2023
Shares held by the ESOP include the following:
Allocated	73,983	58,592
Committed to be allocated	—	—
Unallocated	313,495	333,088
Total	387,478	391,680

The market value of unallocated shares was approximately $5.3 million and $4.6 million at December 31, 2024, and 2023, respectively.

Equity Plan:

On September 21, 2022, the Company’s stockholders approved the TC Bancshares, Inc. 2022 Equity Incentive Plan (“Equity Plan”), which authorizes the issuance of up to 700,000 shares of the Company’s common stock. This plan allows for the grant of stock options, restricted stock awards and other equity awards to its officers, employees, directors, advisors and consultants.

Stock options time-vest over a four to five year period and have been fair valued as of the date of the grant. A summary of stock option activity for the years ended December 31, 2024, and 2023 is presented below:

		2024		2023
		Weighted Average		Weighted Average
	Number of	Grant	Number of	Grant
	Options	Date Fair Value	Options	Date Fair Value
Stock Options
Outstanding at beginning of year	357,510	$4.08	357,510	$4.08
Granted	40,000	4.37	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Outstanding at end of year	397,510	$4.11	357,510	$4.08
Exercisable at end of year	214,506	$4.08	143,004	$4.08

For the years ended December 31, 2024, and 2023, the Company recognized $319,000 and $226,000, respectively, in compensation cost related to stock options, which is included in salaries and employee benefits expense for our associates and in other noninterest expense for our directors in the accompanying consolidated statements of income. As of December 31, 2024, there was $727,000 of unrecognized compensation cost related to stock options, which is expected to be recognized over a period of four and one-half years.

The estimated fair value of stock options granted during the years ended December 31, 2024, and 2023, was determined as of the date of the grant, using the Black-Scholes options pricing model, under the following assumptions:

	2024	2023
Average-risk-free interest rate	4.26%	0.00%
Expected life in years	6.00	—
Expected dividend yield	0.73%	0.00%
Expected stock volatility	25.82%	0.00%

Restricted stock awards time-vest over a four or five year period and have been fair valued as of the date of the grant. A summary of restricted stock activity for the years ended December 31, 2024, and 2023, is presented below:

	2024		2023
	Number of	Weighted Average	Number of	Weighted Average
	shares	Grant Date Fair Value	shares	Grant Date Fair Value
Restricted Stock Awards
Outstanding at beginning of year	92,994	$14.85	123,992	$14.85
Granted	16,000	13.78	—	—
Vested	(30,998)	14.85	(30,998)	14.85
Forfeited	—	—	—	—
Outstanding at end of year	77,996	$14.63	92,994	$14.85

For the years ended December 31, 2024, and 2023, the Company recognized $497,000 and $485,000, respectively, in compensation cost related to restricted stock awards, which is included in salaries and employee benefits expense for our associates and in other noninterest expense for our directors in the accompanying consolidated statements of income. As of December 31, 2024, there was $1.1 million of unrecognized compensation cost related to restricted stock awards, which is expected to be recognized over a period of four and one-half years. For our associates, the terms of the restricted stock agreements permit the surrender of shares to the Company upon vesting in order to satisfy applicable tax withholding burdens, and accordingly 6,567 and 6,175 shares were surrendered during 2024, and 2023, respectively.

NOTE 14 — FAIR VALUE MEASUREMENT

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. From time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans and other real estate owned. These nonrecurring fair value adjustments typically involve application of the lower of cost or market accounting or write-downs of individual assets. Additionally, the Company is required to disclose, but not record, the fair value of other financial instruments.

Fair Value Hierarchy

The Company groups assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 — Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 — Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Assets Recorded at Fair Value on a Recurring Basis. The table below presents the recorded amount of assets measured at fair value on a recurring basis as of December 31, 2024, and 2023, all of which consisted of investment securities available-for-sale:

	Level 1	Level 2	Level 3	Total
December 31, 2024:
US treasuries	—	$4,601,504	—	$4,601,504
SBAs	—	1,337,602	—	1,337,602
Mortgage-backed securities	—	41,431,635	—	41,431,635
Collateralized mortgage obligations	—	14,323,581	—	14,323,581
Municipal bonds	—	7,571,314		7,571,314
Corporate obligations	—	2,725,181	—	2,725,181
Investment securities available-for-sale	—	$71,990,817	—	$71,990,817
December 31, 2023:
US treasuries	—	$9,533,835	—	$9,533,835
Mortgage-backed securities	—	9,412,836	—	9,412,836
Collateralized mortgage obligations	—	13,953,851	—	13,953,851
Municipal bonds		7,465,893	—	7,465,893
Corporate obligations	—	2,598,080	—	2,598,080
Investment securities available-for-sale	—	$42,964,495	—	$42,964,495

Assets Recorded at Fair Value on a Nonrecurring Basis. The Bank may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2024, and 2023:

	Level 1	Level 2	Level 3	Total
December 31, 2024:
Other real estate owned	—	—	—	—
Individually evaluated loans	—	—	—	—
	—	—	—	—
December 31, 2023:
Other real estate owned	—	—	—	—
Individually evaluated loans	—	—	623,301	623,301
	—	—	$623,301	$623,301

The following tables show significant unobservable inputs used in the fair value measurement of Level 3 assets:

Weighted
Average
	Fair Value	Valuation Technique	Unobservable Inputs	Discount
December 31, 2024:
Other real estate owned	—	Third party appraisals and sales contracts	Collateral values, market discounts and estimated costs to sell	—
Individually evaluated loans	—	Third party appraisals and discounted cash flows	Collateral values, market discounts and estimated costs to sell	—
December 31, 2023:
Other real estate owned	—	Third party appraisals and sales contracts	Collateral values, market discounts and estimated costs to sell	—
Individually evaluated loans	$623,301	Third party appraisals and discounted cash flows	Collateral values, market discounts and estimated costs to sell	11%

The following methods and assumptions were used to estimate the fair value of each class of assets and liabilities either recorded or disclosed at fair value.

Cash and Cash Equivalents. The carrying value of cash and cash equivalents is a reasonable estimate of fair value.

Certificates of deposit with other banks. The carrying value of certificates of deposit with other banks is a reasonable estimate of fair value.

Investment Securities Available-for-Sale. Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange and U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter market funds. Level 2 securities include mortgage-backed securities and collateralized mortgage obligations issued by government sponsored enterprises and state, county and municipal bonds. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Other Investments. Other investments consist of FHLB and FRB stock as well as an investment in an SBA fund whose carrying value approximates its fair value.

Mortgage Loans Held for Sale. The estimated fair value of mortgage loans held for sale, classified within Level 2, is approximated by the carrying value, given the short-term nature of the loans and similarly to what secondary markets are currently offering for portfolios of loans with similar characteristics.

Loans. The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and a specific allocation is established within the allowance for credit losses. Loans for which it is probable that payment of interest and/or principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment using one of three methods, including collateral value, market value of similar debt, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Impaired loans in which an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price, the Bank records the impaired loan as nonrecurring Level 2. When an appraised value is utilized or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the impaired loan as nonrecurring Level 3.

Other Real Estate Owned. Other real estate owned properties are adjusted to fair value less estimated selling costs upon transfer of the loans to other real estate owned. Subsequently, other real estate owned assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value is based on an observable market price, the Bank records the other real estate owned as nonrecurring Level 2. When the fair value is based on an appraised value, or when an appraised value is not available, the Bank records the other real estate owned asset as nonrecurring Level 3.

Bank Owned Life Insurance. The carrying value of Bank Owned Life Insurance approximates fair value.

Commitments to Extend Credit. Commitments to extend credit are short-term and, therefore, the carrying value and the fair value are considered immaterial for disclosure.

Deposits. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of savings accounts approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected maturities of time deposits.

Federal Home Loan Bank Advances. Federal Home Loan Bank advances are carried at cost and the fair value is obtained from the Federal Home Loan Bank of Atlanta.

The carrying amounts and estimated fair values of the Bank’s financial instruments as of December 31, 2024, and 2023, are as follows:

	Carrying	Fair Value Measurements at December 31, 2024
	Amount	Total	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$14,232,080	$14,232,080	$14,232,080	—	—
Investment securities available- for-sale	71,990,817	71,990,817	—	71,990,817	—
Other investments	1,689,600	1,689,600	—	1,689,600	—
Mortgage loans held for sale	—	—	—	—	—
Loans, net of deferred fees	409,960,399	395,419,000	—	—	395,419,000
Bank owned life insurance	12,056,359	12,056,359	12,056,359	—	—
Financial liabilities:
Deposits	428,098,348	427,752,350	292,385,350	—	135,367,000
FHLB advances	5,000,000	5,005,078	—	—	5,005,078

	Carrying	Fair Value Measurements at December 31, 2023
	Amount	Total	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$25,039,214	$25,039,214	$25,039,214	—	—
Investment securities available- for-sale	42,964,495	42,964,495	—	42,964,495	—
Other investments	1,629,150	1,629,150	—	1,629,150	—
Mortgage loans held for sale	289,111	289,111	—	289,111	—
Loans, net of deferred fees	376,899,968	366,563,968	—	—	366,563,968
Bank owned life insurance	11,729,019	11,729,019	11,729,019	—	—
Financial liabilities:
Deposits	369,868,794	369,191,794	258,915,942	—	110,275,852
FHLB advances	11,000,000	11,068,109	—	—	11,068,109

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

NOTE 15 — STOCKHOLDERS’ EQUITY AND EARNINGS PER SHARE

Stockholders’ Equity:

On June 27, 2023, the Company announced its second program to repurchase up to 250,000 shares of its outstanding common stock. Then on December 15, 2023, a third plan to repurchase up to 450,000 outstanding shares was announced. Shares may be repurchased on the open market or through private transactions or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. The timing and amount of repurchases depends on a number of factors including the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. During 2023, 506,358 shares of the Company’s common stock was repurchased at an average price of $14.26. During 2024, the Company repurchased an additional 291,619 common shares at an average cost of $13.96. Since beginning share repurchases in 2022, the Company has bought back 873,149 shares of its common stock at an average price of $14.17. All of the shares repurchased by the Company have been retired.

Earnings per Share:

Earnings per common share was computed based on the following:

	2024	2023
Numerator:
Income applicable to common shares	$594,751	$265,825
Denominator:
Weighted average common shares outstanding	4,234,675	4,783,618
Effect of dilutive securities:
Restricted stock	18,638	12,870
Stock options	—	—
Weighted average common shares outstanding – assuming dilution	4,253,313	4,796,488
Earnings per common share	$0.14	$0.06
Earnings per common share – assuming dilution	$0.14	$0.06

For the years ended December 31, 2024, and 2023, the Company excluded the effects of outstanding stock options totaling 397,510 and 357,510, respectively, from the computation of diluted earnings per share, as the impact of these potentially dilutive shares from the outstanding stock options would be anti-dilutive.

NOTE 16 — CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining to TC Bancshares Inc. only is as follows:

CONDENSED BALANCE SHEETS

	December 31, 2024	December 31, 2023

	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$5,991	$10,611
Investment in TC Federal Bank	68,173	65,757
Other assets	3,371	3,490
Total assets	$77,535	$79,858
LIABILITIES
Other liabilities	$209	$223
Total liabilities	209	223
STOCKHOLDERS’ EQUITY
Stockholders’ equity	77,326	79,635
Total liabilities and stockholders’ equity	$77,535	$79,858

CONDENSED STATEMENTS OF INCOME

	For the Year Ended
	December 31, 2024	December 31, 2023

	(Dollars in thousands)
INCOME
Interest income	$111	$120
EXPENSE
Other expense	276	261
(Loss) Income before income tax expense and equity in undistributed net income of TC Federal Bank	(165)	(141)
Income tax (benefit) expense	(40)	(33)
Net (loss) income before equity in undistributed net income of TC Federal Bank	(125)	(108)
Equity in undistributed net income of TC Federal Bank	720	374
Net income	$595	$266

CONDENSED STATEMENTS OF CASH FLOW

	For the Year Ended
	December 31, 2024	December 31, 2023

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$595	$266
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Undistributed net income of TC Federal Bank	(720)	(374)
ESOP expense	332	271
Amortization of unearned compensation associated with restricted stock
Stock based compensation	817	711
Decrease in other assets	119	151
(Decrease) increase in other liabilities	(14)	(121)
Net cash provided by operating activities	1,129	904
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital contribution to TC Federal Bank	(1,149)	(981)
Net cash used in investing activities	(1,149)	(981)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends	(418)	(463)
Purchase of common stock	(4,071)	(6,063)
Repurchase of stock	(111)	(1,242)
Net cash used in financing activities	(4,600)	(7,768)
Net decrease in cash	(4,620)	(7,845)
Cash at beginning of year	10,611	18,456
Cash at end of year	$5,991	$10,611

Board of Directors

Stephanie B. Tillman

Board Chair of TC Bancshares, Inc. & TC Federal Bank

Chief Legal Officer of Flower Foods, Inc., Thomasville, GA

Jeff L. Johnson

Board Vice Chair of TC Bancshares, Inc. & TC Federal Bank

Co-Owner of Johnson, Lee & Associates CPA Firm, Thomasville, GA

Greg Eiford

President and Chief Executive Officer

TC Bancshares, Inc. & TC Federal Bank, Thomasville, GA

G. Matthew Brown

Former Chief Executive Officer

TC Federal Bank, Thomasville, GA

Peter “Trey” DeSantis III

Partner with TLG Real Estate Services, PLLC

Tallahassee, FL

Charles M. Dixon

Retired President of Dixon Pest Services

Thomasville, GA

Fortson T. Rumble

Retired President of Rumble’s Inc.

Thomasville, GA

J. Travis Bryant

President and Chief Executive Officer of Coastal Forest Resources Company

Havana, FL

Corporate Information

Office Locations

Corporate Office & Main Branch	Savannah Branch
131 South Dawson Street	7150 Hodgson Memorial Drive
Thomasville, GA 31792	Savannah, GA 31406

Tallahassee Branch	Jacksonville Branch
2915-501 Kerry Forest Parkway	10970 San Jose Boulevard
Tallahassee, FL 32309	Jacksonville, FL 32223

Tallahassee Loan Production Office	Jacksonville Loan Production Office
6267 Old Water Oak Road	2950 Halcyon Lane
Suite 205	Suites 603 & 604
Tallahassee, FL 32312	Jacksonville, FL 32223

Regulatory & Securities Counsel
Nelson Mullins
Atlantic Station / Suite 1700
201 17th Street NW
Atlanta, GA 30363

Stock Transfer Agent	Independent Auditors
Pacific Stock Transfer Company	Wipfli, LLP
6725 Via Austi Parkway	7000 Central Pkwy
Suite 300	Suite 1000
Las Vegas, NV 89119	Atlanta, GA 30328

Annual Stockholders Meeting

The Annual Meeting of the stockholders of TC Bancshares, Inc. will be held on May 28, 2025, at 8:30am at the Marriott Courtyard located at 207 South Dawson Street, Thomasville, GA 31792.

Common Stock

The Company’s outstanding shares of common stock were held by approximately 475 stockholders of record (excluding shares held in street name) as of March 12, 2025.

Market for the Common Stock

The Company’s common stock is traded on the OTCQX under the ticker symbol “TCBC”. The closing price of the stock on December 31, 2024, was $16.94 per share.